Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Jeffery A. Bryson
VP of Investor Relations
ScanSource, Inc.
864 286-4305

SCANSOURCE REPORTS SECOND QUARTER RESULTS

*Sales increase 28% to a record $370.1 million

GREENVILLE, SC—January 27, 2005—ScanSource, Inc. (Nasdaq:SCSC), a leading international distributor of AIDC (automatic identification and data capture), POS (point of sale) and communications products for the reseller market, today announced financial results for its quarter ended December 31, 2004.

For the quarter ended December 31, 2004, net sales increased 28% to $370.1 million compared to $289.0 million for the quarter ended December 31, 2003. Quarterly operating income increased 36% to $14.8 million from $10.9 million for the comparable quarter in 2003. Net income increased 36% to $9.1 million for the quarter ended December 31, 2004 versus $6.7 million for the quarter ended December 31, 2003. Diluted earnings per share increased 33% to $0.69 per share, compared to $0.52 in the prior year quarter.

“This quarter we saw strong year-over-year growth in both of our technology areas – AIDC/ POS and communications products, led by the Catalyst Telecom sales unit,” said Mike Baur, President and CEO of ScanSource. “One of the drivers of our AIDC/ POS performance was our international segment which posted record sales in each key geography - Latin America, Mexico and Europe - and a 63% growth rate (or 53% in constant currency).”

ScanSource Reports Second Quarter Results

Forecast for Next Quarter

The Company announced its financial forecast for the third quarter of fiscal 2005. ScanSource expects net revenues for the March 2005 quarter could range from $350 million to $365 million.

Safe Harbor Statement

This news release contains comments that are “forward looking” statements that involve risks and uncertainties; these statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Any number of important factors could cause actual results to differ materially from anticipated results. For more information concerning factors that could cause such a difference, see the Company’s annual report on Form 10K filed with the Securities and Exchange Commission.

ScanSource Reports Second Quarter Results

About ScanSource

ScanSource, Inc. is a leading international distributor of specialty technology products, including automatic identification and data capture (AIDC) and point-of-sale (POS) products through its ScanSource sales unit; Avaya voice, data and converged communications products through its Catalyst Telecom sales unit; communications products from Intel and NEC through its Paracon sales unit; and electronic security products through its ScanSource Security Distribution unit.

The Company serves the North America marketplace and has an international segment which sells AIDC and POS products in Latin America and Europe. Founded in 1992, the Company markets products from more than 90 technology manufacturers to over 15,000 value-added technology resellers and is committed to empowering them with tools and services designed to help them grow. For more information, call the toll-free sales telephone number at 800.944.2432 or visit www.scansource.com.

ScanSource Reports Second Quarter Results

SCANSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2004 (unaudited)	June 30, 2004 *
Assets
Current Assets
Cash	$1,601	$1,047
Trade & notes receivable, net	187,852	175,417
Other receivables	3,618	3,919
Inventories	217,520	182,868
Prepaid expenses and other assets	1,542	1,670
Deferred income taxes	9,536	8,440

Total current assets	421,669	373,361

Property and equipment, net	22,822	23,663
Goodwill	10,261	9,978
Other assets, including identifiable intangible assets	6,768	6,190

Total assets	$461,520	$413,192

Liabilities and Shareholders’ Equity

Current Liabilities
Current portion of long-term debt	$5,383	$854
Subsidiary lines of credit	950	—
Trade accounts payable	166,250	167,053
Accrued expenses and other liabilities	16,615	17,358

Total current liabilities	189,198	185,265

Deferred income taxes	1,727	1,058
Long-term debt	1,644	6,584
Borrowings under revolving credit facility	59,883	32,569
Other long-term liabilities	673	—

Total liabilities	253,125	225,476

Minority interest	931	1,072

Shareholders’ Equity
Common stock	64,196	61,856
Retained earnings	139,286	121,288
Accumulated other comprehensive income	3,982	3,500

Total shareholders’ equity	207,464	186,644

Total liabilities and shareholders’ equity	$461,520	$413,192

*	Derived from audited financial statements at June 30, 2004.

ScanSource Reports Second Quarter Results

SCANSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INCOME STATEMENTS (UNAUDITED)

(In thousands, except per share data)

	Quarter ended December 31,		Six months ended December 31,
	2004	2003	2004	2003
Net sales	$370,130	$288,966	$732,839	$565,440
Cost of goods sold	332,269	258,063	657,996	503,693

Gross profit	37,861	30,903	74,843	61,747

Selling, general & administrative expenses	23,110	20,045	45,422	41,204

Operating income	14,751	10,858	29,421	20,543

Other expense (income):
Interest expense	482	284	895	627
Interest income	(334)	(85)	(550)	(246)
Other expense (income)	(300)	(64)	(253)	(230)

Other expense (income), net	(152)	135	92	151

Income before income taxes and minority interest	14,903	10,723	29,329	20,392

Provision for income taxes	5,719	3,935	11,201	7,524

Income before minority interest	9,184	6,788	18,128	12,868

Minority interest in income of consolidated subsidiaries, net of income taxes	100	121	130	121

Net income	$9,084	$6,667	$17,998	$12,747

Per share data:
Net income per common share, basic	$0.72	$0.53	$1.43	$1.03

Weighted-average shares outstanding, basic	12,620	12,508	12,600	12,389

Net income per common share, assuming dilution	$0.69	$0.52	$1.37	$1.00

Weighted-average shares outstanding, assuming dilution	13,131	12,942	13,108	12,771